EXHIBIT 99.3

THE SOUTHERN CONNECTICUT GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

Independent Auditor's Report

To the Shareholder and Board of Directors
of The Southern Connecticut Gas Company

We have audited the accompanying financial statements of The Southern Connecticut Gas Company (the "Company"), which comprise the balance sheets as of December 31, 2013 and December 31, 2012, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
March 27, 2014

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Operating Revenues	$367,191	$321,950

Operating Expenses
Operation
Natural gas purchased	190,402	167,944
Operation and maintenance	70,676	63,562
Depreciation and amortization	36,283	35,403
Taxes - other than income taxes	22,147	19,537
Total Operating Expenses	319,508	286,446
Operating Income	47,683	35,504

Other Income and (Deductions), net (Note A)	(412)	1,052

Interest Charges, net
Interest on long-term debt	13,374	13,374
Other interest, net	750	372
	14,124	13,746
Amortization of debt expense and redemption premiums	306	305
Total Interest Charges, net	14,430	14,051

Income Before Income Taxes	32,841	22,505

Income Taxes (Note E)	11,963	8,131

Net Income	$20,878	$14,374

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Net Income	$20,878	$14,374
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains(losses) related to pension and other post-retirement benefit plans	877	51
Other	20	(45)
Total Other Comprehensive Income (Loss), net of deferred income taxes	897	6
Comprehensive Income	$21,775	$14,380

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Cash Flows From Operating Activities
Net income	$20,878	$14,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,589	35,709
Deferred income taxes	15,920	5,298
Pension expense	8,512	6,750
Regulatory activity, net	(1,670)	18,643
Other non-cash items, net	(189)	(1,968)
Changes in:
Accounts receivable, net	(2,751)	(24,007)
Unbilled revenues	(3,119)	(3,606)
Natural gas in storage	1,412	12,141
Prepayments	(1,031)	2,007
Accounts payable	(660)	(12,590)
Taxes accrued/refundable, net	(2,853)	4,320
Accrued liabilities	406	21,525
Accrued pension	(17,275)	(13,556)
Accrued other post-employment benefits	(2,825)	(1,231)
Other assets	(60)	1,657
Other liabilities	(2,068)	(4,864)
Total Adjustments	28,338	46,228
Net Cash provided by Operating Activities	49,216	60,602

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(49,665)	(38,580)
Intercompany receivable	2,000	(2,000)
Other	(7)	-
Net Cash (used in) Investing Activities	(47,672)	(40,580)

Cash Flows from Financing Activities
Payment of common stock dividend	-	(19,000)
Distribution of Capital	(17,200)	-
Intercompany payable	16,000	-
Net Cash (used in) provided by Financing Activities	(1,200)	(19,000)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	344	1,022
Balance at beginning of period	7,357	6,335
Balance at end of period	$7,701	$7,357

Cash paid during the period for:
Interest (net of amount capitalized)	$13,955	$13,721
Income taxes	$670	$825

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$2,450	$1,323

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2013 and 2012

ASSETS
(In Thousands)

	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$7,701	$7,357
Accounts receivable less allowance of $2,968 and $2,600, respectively	71,028	68,646
Intercompany receivable	-	2,000
Unbilled revenues	21,457	18,339
Current regulatory assets (Note A)	16,557	21,456
Deferred income taxes (Note E)	244	3,139
Natural gas in storage, at average cost	35,510	36,922
Materials and supplies, at average cost	3,438	3,131
Refundable taxes	2,812	-
Prepayments	2,422	1,391
Total Current Assets	161,169	162,381

Other investments	10,280	8,930

Net Property, Plant and Equipment (Note A)	532,835	499,940

Regulatory Assets (Note A)	127,506	142,190

Deferred Charges and Other Assets
Unamortized debt issuance expenses	4,045	4,351
Deferred income taxes	-	638
Goodwill (Note A)	134,931	134,931
Other	598	844
Total Deferred Charges and Other Assets	139,574	140,764

Total Assets	$971,364	$954,205

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2013 and 2012

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2013	2012
Current Liabilities
Current portion of long-term debt (Note B)	$2,517	$2,517
Accounts payable	40,767	40,300
Accrued liabilities	19,024	18,089
Current regulatory liabilities (Note A)	10,031	2,249
Interest accrued	1,864	1,941
Taxes accrued	5,912	5,953
Intercompany payable	16,000	-
Total Current Liabilities	96,115	71,049

Deferred Income Taxes (Note E)	14,088	-

Regulatory Liabilities (Note A)	165,096	160,675

Other Noncurrent Liabilities
Pension accrued (Note G)	30,689	54,803
Other post-retirement benefits accrued (Note G)	16,890	19,215
Other	14,265	16,300
Total Other Noncurrent Liabilities	61,844	90,318

Commitments and Contingencies (Note J)

Capitalization
Long-term debt, net of unamortized premium (Note B)	233,198	235,715

Common Stock Equity
Common stock	18,761	18,761
Paid-in capital	379,737	396,937
Retained earnings (Accumulated deficit)	2,193	(18,685)
Accumulated other comprehensive income (loss)	332	(565)
Net Common Stock Equity	401,023	396,448

Total Capitalization	634,221	632,163

Total Liabilities and Capitalization	$971,364	$954,205

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2013 and 2012
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2011	1,407,072	$18,761	$396,937	$(14,059)	$(571)	$401,068

Net income				14,374		14,374
Other comprehensive loss, net of deferred income taxes					6	6
Payment of common stock dividend				(19,000)		(19,000)
Balance as of December 31, 2012	1,407,072	$18,761	$396,937	$(18,685)	$(565)	$396,448

Net income				20,878		20,878
Other comprehensive loss, net of deferred income taxes					897	897
Distribution of capital			(17,200)			(17,200)
Payment of common stock dividend						-
Balance as of December 31, 2013	1,407,072	$18,761	$379,737	$2,193	$332	$401,023

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The Southern Connecticut Gas Company (SCG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 188,000 customers in service areas totaling approximately 512 square miles.  The service territory extends along the southern Connecticut coast from Westport to Old Saybrook and includes the communities of Bridgeport and New Haven.  The population of this area is approximately 824,000, which represents approximately 23% of the population of the State.  Of SCG’s 2013 retail revenues, 60.9% were derived from residential sales, 20.1% from commercial sales, 11.7% from industrial sales and 7.3% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

SCG is the principal operating utility of Connecticut Energy Corporation (CEC), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CEC is a holding company whose sole business is ownership of its respective operating regulated gas utility.  SCG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).

Accounting Records

The accounting records of SCG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for SCG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

SCG has revised the 2012 Balance sheet for an adjustment, the effect of which is a $13.1 million adjustment increasing accounts payable and decreasing accrued liabilities in the Balance Sheet as of December 31, 2012.  This adjustment is not considered to be material to previously issued financial statements.  This adjustment did not have an impact on the Statements of Income, Comprehensive Income, Cash Flows and Changes in Shareholders’ Equity.  Additionally, certain immaterial amounts that were reported as such in the Consolidated Financial Statements in previous periods have been reclassified to conform to the current presentation.

SCG has evaluated subsequent events through the date its financial statements were available to be issued, March 27, 2014.

Allowance for Funds Used During Construction

SCG capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2013 and 2012 were 2.54% and 4.51%, respectively.

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2013 and 2012, SCG’s ARO, including estimated conditional AROs, were $11.4 million and $11.2 million, respectively, and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.  SCG’s ARO is carried on the balance sheet as other long-term liabilities.

ARO activity for 2013 and 2012 is as follows:

	2013	2012
	(In Thousands)
Balance as of January 1	$11,189	$10,996
Liabilities incurred during the year	-	-
Liabilities settled during the year	(397)	(385)
Accretion	588	578
Balance as of December 31	$11,380	$11,189

Cash and Temporary Cash Investments

SCG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provision for depreciation for each of the years 2013 and 2012 was approximately 3.0% of the original cost of depreciable property.

Derivatives

On an annual basis, SCG has assessed the need for weather insurance contracts for the upcoming heating season in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, SCG will receive a payment; in addition, under certain of the contracts, if temperatures are colder than normal at a prescribed level for the contract period, SCG is required to make a payment.  The premiums paid are amortized over the terms of the contracts.  The intrinsic value of the contracts is carried on the balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

In September 2013, SCG entered into a weather insurance contract for the winter period of November 1, 2013 through April 30, 2014.  If temperatures are warmer than normal, SCG will receive a payment, up to a maximum of $3 million; however, if temperatures are colder than normal, SCG will make a payment of up to a maximum of $2 million.  The contract had no value at December 31, 2013 and 2012 since the variation from normal weather through December 31, 2013 and 2012 did not reach the prescribed level stated in the contract.

In October 2012, SCG entered into weather insurance contracts for the winter period of November 1, 2012 through April 30, 2013.  If temperatures were warmer than normal, SCG would have received a payment, up to a maximum of $3 million; however, if temperatures were colder than normal, SCG would have made a payment of up to a maximum of $2 million.  Upon the expiration of their respective contracts, SCG neither received nor made a payment since the variation from normal weather during the contract period did not reach the prescribed level stated in the contracts.

Goodwill

SCG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  The estimated fair values for the reporting units are determined by using the income approach and the market approach methodologies.

The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations.  Key assumptions used to determine fair value under the income approach include the cash flow period, terminal values based on a terminal growth rate, and the discount rate.  The discount rate represents the estimated cost of debt and equity financing weighted by the percentage of debt and equity in a company's target capital structure.

The market approach utilizes the guideline company method, which calculates valuation multiples based on operating and valuation metrics from publicly traded guideline companies in the regulated natural gas distribution industry.  Multiples derived from the guideline companies provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for an investment in a similar company.  These multiples are then applied to the appropriate operating metric to determine indications of fair value.

If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

As of October 1, 2013, the fair value of SCG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2013 that would make it more likely than not that the fair value fell below the carrying value.

Impairment of Long‑Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition SCG.  At December 31, 2013, SCG did not have any assets that were impaired under this standard.

Income Taxes

In accordance with ASC 740 “Income Taxes,” SCG has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, SCG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, SCG normalizes all investment tax credits (ITCs) related to recoverable plant investments.  There were no accumulated investment tax credits as of December 31, 2013 and 2012.

Under ASC 740, SCG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  SCG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net as of December 31, 2013 and 2012:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Carrying costs on regulatory assets	$136	$565
Weather insurance contract	-	976
Civic and political	(377)	(393)
Miscellaneous	(171)	(96)
Total	$(412)	$1,052

Pension and Other Postretirement Benefits

SCG accounts for pension plan costs and other postretirement benefits, consisting principally of health care, prescription drug and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including AFUDC.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

SCG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

SCG’s property, plant and equipment as of December 31, 2013 and 2012 were comprised as follows:

	2013	2012
	(In Thousands)

Gas distribution plant	$642,574	$623,891
Software	1,912	1,912
Land	3,748	3,753
Building and improvements	21,460	20,892
Other plant	27,605	27,127
Total property, plant & equipment	697,299	677,575
Less accumulated depreciation	170,630	181,334
	526,669	496,241
Construction work in progress	6,166	3,699
Net property, plant & equipment	$532,835	$499,940

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow SCG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, SCG has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  SCG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If SCG, or a portion of its assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  SCG expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the SCG’s earnings and retained earnings in that year and could also have a material adverse effect on their ongoing financial condition.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Unless otherwise stated below, all of SCG’s regulatory assets earn a return.  SCG’s regulatory assets and liabilities as of December 31, 2013 and 2012 included the following:

	Remaining	December 31,	December 31,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$73,231	$90,542
Hardship programs	(b)	22,339	23,595
Purchased gas	(c)	3,643	3,890
Debt premium	1 to 24 years	21,715	24,232
Unfunded future income taxes	(d)	16,776	15,176
Other	(f)	6,359	6,211
Total regulatory assets		144,063	163,646
Less current portion of regulatory assets		16,557	21,456
Regulatory Assets, Net		$127,506	$142,190

Regulatory Liabilities:
Deferred income taxes	(d)	$41,953	$41,816
Pension and other post-retirement benefit plans	6 years	11,165	7,414
Asset removal costs	(e)	92,239	90,913
Low income program	(f)	25,300	17,651
Other	(e)	4,470	5,130
Total regulatory liabilities		175,127	162,924
Less current portion of regulatory liabilities		10,031	2,249
Regulatory Liabilities, Net		$165,096	$160,675

(a) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(b) Hardship customer accounts deferred for future recovery to the extent they exceed the amount in rates.
(c) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(d) The balance will be extinguished when the asset, which is fully offset by a corresponding liability, or liability has been realized or settled, respectively.
(e) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(f) Various hardship and payment plan programs approved for recovery.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

New Accounting Standards

In February 2013, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which requires disclosure of amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present either on the face of the Consolidated Statements of Income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period.  For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. The guidance was effective prospectively for the first quarter of 2013. The adoption of this update did not have a material impact on SCG’s financial statements.

In July 2013, the FASB issued updated guidance to ASC 740 “Income Taxes” which prescribes the presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists.  This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on SCG’s financial statements.

B)  CAPITALIZATION

Common Stock

SCG had 1,407,072 shares of its common stock, $13.33 par value, outstanding as of December 31, 2013 and 2012.

Long-Term Stock

	December 31,
	2013	2012
	(In Thousands)
Senior Secured Notes:
7.50% Medium Term Note IV, due December 15, 2018	$50,000	$50,000
3.88% Medium Term Note IV, due September 22, 2021	25,000	25,000
5.778% Medium Term Note III, due November 1, 2025	25,000	25,000
7.95% Medium Term Note I, due August 3, 2026	15,000	15,000
6.88% Medium Term Note I, due September 11, 2028	14,000	14,000
5.772% Medium Term Note III, due December 20, 2035	20,000	20,000
6.38% Medium Term Note III, due September 15, 2037	40,000	40,000
5.39% Medium Term Note IV, due September 22, 2041	25,000	25,000

Long-Term Debt	214,000	214,000
Less: Current portion of long-term debt (1)	2,517	2,517
Plus: Unamortized premium	21,715	24,232
Net Long-Term Debt	$233,198	$235,715

(1) Includes the current portion of unamortized premium.

Substantially all of SCG’s properties are pledged as collateral for the Senior Secured Medium Term Notes.

The fair value of SCG’s long-term debt was $251.7 million and $284.5 million as of December 31, 2013 and 2012, respectively, which was estimated by SCG based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2014	2015	2016	2017	2018 & thereafter
(In Thousands)
Maturities	$-	$-	$-	$-	$214,000

(C)  REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate SCG’s performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012.  A final decision was issued on August 21, 2013, in which PURA found that SCG performed their storm-related activities in a timely and effective manner and made recommendations for certain improvements.

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

SCG’s rates are established by the Connecticut Public Utilities Regulatory Authority (PURA).  The allowed return on equity established by PURA is 9.36%.  Additionally, SCG has a purchased gas adjustment clause, approved by PURA, which enables them to pass their reasonably incurred cost of gas purchases through to customers.  This clause allows utilities to recover costs associated with changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

On June 14, 2013, SCG, Connecticut Natural Gas Corporation and Yankee Gas Services Company, an unrelated regulated gas distribution company, filed a comprehensive joint 10 year natural gas expansion plan (“Expansion Plan”) with PURA and DEEP. The plan was in response to the gas expansion goals proposed in the Connecticut Governor’s Comprehensive Energy Strategy and Public Act 13-298.  The Expansion Plan included a set of recommendations designed to help meet the statewide goal of adding approximately 280,000 new customers, including providing more flexibility to minimize a new customer’s contribution to the cost to serve them, providing tools to help fund natural gas conversion costs, establishing a process to extend natural gas service for interested customers who are further away from the main gas line, and  allowing utilities to secure additional pipeline capacity coming into Connecticut.  PURA issued its final Decision on November 22, 2013.  In this decision PURA approved new System Expansion (SE) rates exclusively for new on and off-main customers commencing service on or after January 1, 2014.  These rates include a 10% premium distribution component for on-main customers and a 30% premium for off-main customers.  The SE rates are complemented by new business rules that extend the Companies’ financial hurdle rate model from a 20-year to a 25-year time horizon, which will reduce the customer’s contributions to any construction costs, and allow the grouping of customers to help reduce or eliminate new customer contributions to system expansion.  A separate new business reconciliation mechanism is also approved that reconciles the actual new business revenue requirements each year with the revenues received from the new business customers.   As a result of the reconciliation, any shortfall or surplus in revenues will be charged or credited to existing firm customers.  This ensures the timely recovery of new business capital investments and any associated expenses.

Gas Supply Arrangements

SCG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  SCG operates diverse portfolios of gas supply, firm transportation capacity, gas storage and peaking resources.  Actual reasonable gas costs incurred by SCG

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

SCG purchases the majority of their natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  SCG diversifies its sources of supply by amount purchased and location.  SCG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

SCG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilizes that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with SCG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts for firm transportation capacity are regulated by the FERC.  The actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2013 are as follows:

(In Thousands)
2014	$59,354
2015	52,135
2016	46,947
2017	33,046
2018	16,572
2019-after	13,282
$221,336

SCG acquires firm underground natural gas storage capacity using long-term contracts and fills the storage facilities with gas in the summer for subsequent withdrawal in the winter months.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

SCG has the rights to 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  SCG uses the LNG capacity as a winter peaking resource.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including SCG, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to SCG.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2013, SCG did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $395.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility’s expiration, thus affording it flexibility in managing its working capital requirements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(E)  INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)
Income tax expense consists of:
Income tax provisions (benefits):
Current
Federal	$(3,824)	$2,712
State	(133)	121
Total current	(3,957)	2,833
Deferred
Federal	15,202	5,296
State	718	2
Total deferred	15,920	5,298

Total Income tax expense	$11,963	$8,131

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Book income before income taxes	$32,841	$22,505

Computed tax at federal statutory rate	$11,494	$7,877
Increases (reductions) resulting from:
Removal costs	(703)	(574)
Uncollectible reserves and programs	794	1,228
State taxes, net of federal benefit	380	80
Other items, net	(2)	(480)

Total income tax expense	$11,963	$8,131

Effective income tax rates	36.4%	36.1%

Differences exist in the treatment of certain transactions for book and tax purposes which cause SCG’s reported income tax rate to differ from the statutory tax rate described above.  The effective income tax rate for the year ended December 31, 2013 was 36.4%, as compared to 36.1% for the year ended December 31, 2012.

SCG is subject to the United States federal income tax statutes administered by the Internal Revenue Service and the income tax statutes of the State of Connecticut.  SCG files with its parent, UIL Holdings, a consolidated federal income tax return and a combined Connecticut income tax return.  SCG determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.  As of December 31, 2013 SCG did not have any gross income tax reserves for uncertain tax positions.  As of December 31, 2013, tax years 2010, 2011, 2012 and 2013 remain open and subject to examination for federal and Connecticut income tax purposes.  Additionally, the federal

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under examination.  These examinations are anticipated to be completed in either 2014 or 2015.  SCG cannot predict the ultimate outcome of these reviews.

Federal income tax legislation has provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during 2011, 2012 and 2013.  As a result, during these periods, SCG recognized accelerated tax deductions for capital recovery that resulted in cash benefits that were realized through lower cash requirements for federal income tax deposits.  In September, 2013, the U.S. Treasury issued final regulations that provide revised rules for the tax treatment of tangible property costs, including the treatment of repair and maintenance costs.  These regulations are not expected to have a material impact on SCG’s financial statements.

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Consolidated Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2013 and 2012 included on the following lines of the Consolidated Balance Sheet is as follows:

	2013	2012
	(In Thousands)

Current deferred income tax assets (liabilities) - net	$244	$3,139
Noncurrent deferred income tax assets (liabilities) - net	(14,088)	638
Deferred income taxes – net	$(13,844)	$3,777

The following table summarizes SCG’s deferred tax assets and liabilities as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Deferred income tax assets:
Post-retirement benefits	$15,468	$22,592
Accrued removal obligation	37,768	36,791
Tax regulatory liability - gross up	10,193	9,919
Debt premium	7,655	8,659
Other	11,142	8,363
	$82,226	$86,324

Deferred income tax liabilities:
Plant basis and accelerated depreciation timing differences	$58,501	$32,569
Regulatory deferrals related to pension and other post-retirement benefits	18,756	26,652
Other regulatory deferrals	10,397	13,553
Other	8,416	9,773
	$96,070	$82,547

As of December 31, 2013, SCG had a state tax credit carry forward of $1.8 million that will begin to expire in 2016 and a federal net operating loss carry forward of $4.0 million that will begin to expire in 2032.

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to SCG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  SCG, through its parent UIL Holdings, has an investment policy addressing

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

the oversight and management of pension assets and procedures for monitoring and control.  SCG has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans’ assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2014 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  SCG currently expects to make pension contributions of approximately $2 million in 2014.  Such contribution levels will be adjusted, if necessary, based on final actuarial contributions.

SCG applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2013 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees’ pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

SCG is utilizing a discount rate of 5.20% as of December 31, 2013 for all of its qualified pension plans, compared to 4.25% in 2012.  The increase in the discount rate, which was due to changes in long-term interest rates, resulted in a decrease to the projected benefit obligation of approximately $15 million from 2012 to 2013.  The discount rate for non-qualified pension plans as of December 31, 2013 was 4.90% compared to 4.00% in 2012.

The discount rate for SCG’s postretirement benefits plans reflects the plan requirements and expected future cash flows.  For the SCG postretirement plan, the discount rate at December 31, 2013 was 4.85% as compared to a rate of 4.00% in 2012.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $0.4 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $1.2 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by an immaterial amount.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.

Pension Plans

SCG has multiple qualified pension plans covering substantially all of their union and management employees.  SCG also has non‑qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or, for those hired on or after specified dates, cash balance plans.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, SCG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers and directors of SCG.

Other Postretirement Benefits Plans

SCG provides other postretirement benefits for substantially all of their employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union.  Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for SCG participants hired after 1996.  Union employees hired after April 1, 2010 are not eligible for these benefits.  As such, SCG OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust accounts.  SCG did not make any contributions to these plans in 2013, nor does it currently plan to make a contribution in 2014.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  SCG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2013 and 2012, SCG has recorded regulatory liabilities of $3.6 million and regulatory assets of $10.8 million, respectively.

In accordance with ASC 715, SCG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  SCG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  SCG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, SCG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of SCG’s pension and other postretirement plans as of December 31, 2013 and 2012.  Plan assets and obligations have been measured as of December 31, 2013 and 2012.

					Other Post-Retirement
	Pension Benefits				Benefits

	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2013		2012		2013		2012
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$162,426		$136,199		$26,985		$25,166
Service cost	2,045		1,601		298		276
Interest cost	6,794		7,077		1,027		1,233
Participant contributions	-		-		-		32
Actuarial (gain) loss	(12,657)		25,424		(955)		979
Benefits paid (including expenses)	(7,994)		(7,875)		(2,971)		(701)
Benefit obligation at end of year	$150,614		$162,426		$24,384		$26,985

Change in Plan Assets:
Fair value of plan assets at beginning of year	$107,622		$93,953		$7,770		$7,271
Actual return on plan assets	9,499		12,228		924		948
Employer contributions	10,798		9,317		-		-
Participant contributions	-		-		-		32
Benefits paid (including expenses)	(7,994)		(7,875)		(1,200)		(481)
Fair value of plan assets at end of year	$119,925		$107,623		$7,494		$7,770

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$30,689		$54,803		$16,890		$19,215

Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$-		$-		$-		$-
Non-current liabilities	$30,689		$54,803		$16,890		$19,215

Amounts Recognized as a Regulatory Asset (Liability) consist of:
Prior serive cost	-		-		841		-
Net (gain) loss	$(786)		$12,708		$(3,662)		$(1,912)
Total recognized as a regulatory asset (liability)	$(786)		$12,708		$(2,821)		$(1,912)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$150,614		$162,425		N/	A	N/	A
Accumulated benefit obligation	$143,080		$154,480		N/	A	N/	A
Fair value of plan assets	$119,925		$107,623		N/	A	N/	A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.20%		4.25%		N/	A	N/	A
Discount rate (Non-Qualified Plans)	4.90%		4.00%		N/	A	N/	A
Discount rate (Other Post-Retirement Benefits)	N/	A	N/	A	4.85%		4.00%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Health care trend rate (current year)	N/	A	N/	A	7.00%		7.50%
Health care trend rate (2019-2028 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits				Other Post-Retirement Benefits

	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2013		2012		2013		2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$2,045		$1,601		$298		$276
Interest cost	6,794		7,077		1,027		1,233
Expected return on plan assets	(8,933)		(7,647)		(545)		(500)
Amortization of:
Actuarial (gain) loss	535		(231)		(425)		(339)
Net periodic benefit cost	$441		$800		$355		$670

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$(13,137)		$20,843		$(1,524)		$531
Amortization of:
Current year prior service (credit)/ costs	-		-		841
Actuarial (gain) loss	(535)		231		425		339
Total recognized as regulatory asset (liability)	$(13,672)		$21,074		$(258)		$870

Total recognized in net periodic benefit costs and regulatory asset (liability)	$(13,231)		$21,874		$97		$1,540

Estimated Amortizations from Regulatory Assets (Liabilities) into Net Periodic Benefit Cost for the next 12 month period:
Amortization of prior service (cost) credit	$-		$-		$145		$-
Amortization of net (gain) loss	112		514		(596)		(337)
Total estimated amortizations	$112		$514		$(451)		$(337)

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.00-4.25%		5.05-5.30%		4.00%		5.05%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Health care trend rate (current year)	N/	A	N/	A	7.50%		8.00%
Health care trend rate (2019 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$69	$(56)
Accumulated post-retirement benefit obligation	$983	$(830)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other Post-Retirement
Year	Pension Benefits	Benefits
	(In Thousands)
2014	$8,478	$1,967
2015	$8,869	$1,991
2016	$9,247	$1,975
2017	$9,519	$1,942
2018	$9,760	$1,874
2019-2022	$51,785	$8,289

401(k)

SCG employees are eligible to participate in the UIL Employee Stock Ownership Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.  The matching expense for 2013 and 2012 was $0.6 million, and $0.5 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

SCG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst SCG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2013 and 2012, the Balance Sheet reflects inter-company receivables, included in accounts receivable of $4.8 million and $2.8 million, respectively, and inter-company payables, included in accounts payable of $5.6 million and $4.9 million, respectively.

Dividends/Capital Contributions

There were no dividends accrued by SCG for the year ended December 31, 2013.  For the year ended December 31, 2012, SCG accrued dividends to UIL Holdings of $19.0 million.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, SCG is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, SCG accrues a reserve and discloses the reserve and related matter.  SCG discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Environmental

Site Decontamination, Demolition and Remediation Costs

SCG owns or has previously owned properties where Manufactured Gas Plants (MGPs) had historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  SCG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2013 and no amount of loss, if any, can be reasonably estimated at this time.  In the past, SCG has received approval for the recovery of MGP-related remediation expenses from customers through rates and will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

SCG owns properties on Housatonic Avenue in Bridgeport and on Chapel Street in New Haven, both of which are former MGP sites.  Costs associated with the remediation of the sites could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  SCG cannot presently reasonably estimate the costs or range of costs of remediation or the likelihood of recoverability.  As a result, as of December 31, 2013, no liabilities related to these properties have been recorded.

 (K) FAIR VALUE MEASUREMENTS

As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  SCG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth the fair value SCG’s financial assets and liabilities, other than pension benefits and OPEB, as of December 31, 2013 and December 31, 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
December 31, 2013
Assets:
Noncurrent investments available for sale	$10,280	$-	$-	$10,280

Liabilities:
Long-term debt	$-	$251,669	$-	$251,669

Net fair value assets/(liabilities), December 31, 2013	$10,280	$(251,669)	$-	$(241,389)

December 31, 2012
Assets:
Noncurrent investments available for sale	$8,930	$-	$-	$8,930

Liabilities:
Long-term debt	$-	$284,453	$-	$284,453

Net fair value assets/(liabilities), December 31, 2012	$8,930	$(284,453)	$-	$(275,523)

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth the fair values of SCG’s pension and OPEB assets as of December 31, 2013 and 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)

Pension assets
Cash and cash equivalents	$-	$-	$-	$-
Mutual funds	-	113,875	-	113,875
Hedge funds	-	-	6,050	6,050
	-	113,875	6,050	119,925
OPEB assets
Mutual funds	7,494	-	-	7,494

Fair value of plan assets, December 31, 2013	$7,494	$113,875	$6,050	$127,419

December 31, 2012

Pension assets
Cash and cash equivalents	$260	$-	$-	$260
Mutual funds	-	102,613	-	102,613
Hedge funds	-	-	4,750	4,750
	260	102,613	4,750	107,623
OPEB assets
Mutual funds	7,770	-	-	7,770

Fair value of plan assets, December 31, 2012	$8,030	$102,613	$4,750	$115,393

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2013 and 2012.

Year Ended
December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2012	$4,750
Unrealized/Realized gains and (losses), net	384
Purchases	916
Pension assets-Level 3, December 31, 2013	$6,050

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	86
Purchases	4,664
Pension assets-Level 3, December 31, 2012	$4,750